Exhibit 99.1

Investor Contact:

Heather Rowe

Associate Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kytherabiopharma.com

PRESS RELEASE

KYTHERA Appoints F. Michael Ball to Board of Directors

Hospira Chief Executive Officer and Former Allergan President Brings Extensive Healthcare and Aesthetics Experience

Calabasas, Calif., September 19, 2013 – KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today announced it has named F. Michael (Mike) Ball, Chief Executive Officer (CEO) of Hospira, Inc. (NYSE: HSP) to its Board of Directors.

Mr. Ball brings more than 25 years of healthcare experience to KYTHERA. Mr. Ball was appointed CEO and director of Hospira, a $4 billion company and the world’s leading provider of injectable drugs and infusion technologies, in March 2011. Prior to Hospira, Mr. Ball had a distinguished 16-year career with Allergan, Inc., where he had served as its President from 2006 and previously held a number of leadership roles including executive Vice President and President, Pharmaceuticals; President, North America Region and President, Global Eyecare. During his tenure at Allergan, Mr. Ball led the commercial organization that launched industry-changing products such as Restasis® in Opthalmology and BOTOX® in neurology and aesthetics. He also led the strategy and execution of global commercial activities for a diverse slate of businesses, including specialty pharmaceuticals, ophthalmology, aesthetics, over-the-counter products and surgical devices.

Before Allergan, Mr. Ball served as Senior Vice President for Syntex Laboratories USA and President, Syntex Canada. He started his healthcare career at Eli Lilly and Company.

Born in Canada, Mr. Ball earned both his bachelor’s degree in life sciences and his master of business administration degree in marketing at Queen’s University, Ontario, Canada. He completed an executive management program at Stanford University and served on the board of sTec, Inc. from 2000 to 2013.

“Mike’s breadth of experience in developing the global aesthetic market and leading product brands such as BOTOX Cosmetic®, JUVEDERM® and Latisse®, make him an ideal addition to the KYTHERA Board,” said Keith Leonard, KYTHERA’s President and CEO. “We are thrilled to have him on board. His knowledge and perspective will support our mission to bring innovation to the growing area of aesthetic medicine.”

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA’s product candidate, ATX-101, is a potential first-in-class, injectable treatment currently in Phase III clinical development for the reduction of submental fat, which commonly presents as double chin. KYTHERA also maintains an active research interest in hair and fat biology, pigmentation modulation and facial contouring. Find more information at http://www.kytherabiopharma.com.

BOTOX® Cosmetic, JUVEDERM® and Latisse® are registered trademarks of Allergan, Inc

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